Legal Opinion

To whom it may concern:

As to the issue of *Approval on Application for Microwave Frequency and Router filed by Beijing Gao Da Yang Guang Communication Technology Co. Ltd. granted by Shanghai Radio Administration Bureau* (*No. Hu Wu Guan Ju Ye Zi (2008) 32*), after studying the document, I hereby deliver the legal opinion and explanation on the issue as follows:

1. The document is issued by governmental department with jurisdiction on radio administration in accordance with law and the document is in validity;
2. For the issue of administration on 5.8GHz channel, there is a special regulation named *Notification on the Using of 5.8GHz Channel* issued by Information Industry Ministry in 2002. First, according to the regulation, any use of this channel needs special approval from Radio Administration Bureau at provincial level; for the usage in the telecom field including local area network, wireless broadband access etc, the applicant shall, in principle, holding telecom license; Second, the Bandwidth of this channel (5725-5850) MHz is wide enough for more than one purpose. The regulation lists wireless broadband access as one of the main designated purposes for 5.8GHz channel. Therefore, the Gao Da Yang Guang application meets the requirement of the regulation. Third, the regulation specifies the technique details in applying and using the channel to ensure the quality in the practical usage. Finally, prior to approving this application, the authority has considered the clearance issue of the channel and therefore, the authority's requirement not to disturbing others will not affect the use of this channel for our purpose.
3. For the issue of covering areas of the 5.8GHz channel, the authority requires that in the application process, the applicant shall list some concrete places as examples. This will not affect the future use of the channel in other areas of Shanghai. In the future operation in other places within Shanghai, *Gao Da Yang Guang* only needs to put the additional places into the authority's record without further application.

The above opinion is for your reference purpose.

He xin Gao From Genuineways Law Firm

June 25, 2008

(Letter Head of Shanghai Radio Administration Bureau)

No.: Hu Wu Guan Ju Ye Zi (2008) 32

Approval on Application for Microwave Frequency and Router filed by Beijing Gao Da Yang Guang Communication Technology Co. Ltd, By Shanghai Radio Administration Bureau

Beijing Gao Da Yang Guang Communication Technology Ltd:

We have received your application for using microwave frequency and design. After making examination and consideration on the issue, it is hereby decided as follows:

1. For your proposed point-to-point 5.8GHz network dedicated for enterprises to be set up in relevant areas in Shanghai, you may make such arrangement under the circulated router schedule according to actual need.
2. To improve the efficiency of using radio frequency resources, crossover or intersect multiplex system shall be adopted in arranging the using frequency.
3. Since the 5.8GHz channel is an opening and community channel, please avoid disturbing others in the process of using this channel. If it happens, please make timely adjustment to avoid such.
4. The areas for using the granted channel are Citic Plaza, Yan'an Hotel, Global Tower, Henglong Plaza, etc.
5. Detailed frequency scope and technical parameters:
   (1) Channel: (5725-5850)MHz;
   (2) Emitting power: ≦27dBm;
   (3) Bandwidth: 20MHz.

The period for using the granted channel herein is three years (from June 1, 2008 to May 31, 2011). If you want renewal of such period by the end of the period, you shall, prior three month of the expiring date, make such application with this authority.

He xin Guo

Upon receiving of this document, please come to our office for registration of your station(s) within one month.

During the period of using the granted channel, please abide by the provisions of *Radio Regulations of the People's Republic of China,* pay frequency occupation fees and cooperate with our inspection to regulate the radio environment in Shanghai.

May 21, 2008
(Authority's stamp)

Key Words: Radio, Administration, Microwave frequency, Approval
Issued by Shanghai Radio Administration Bureau on May 21, 2008 with four copies

Declaration of Authenticity

As a registered attorney for Genuineways Law Firm, PRC, I declare that the translation of the above administrative approval for granting radio occupation is a true and accurate representation of the original Chinese license presented to me for review.

He Xin Gao ____________ He Xin Gao June 2, 2008 ____________ Date

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